Exhibit 99.1

UNOVA Announces First Quarter 2005 Results

    EVERETT, Wash.--(BUSINESS WIRE)--May 4, 2005--UNOVA, Inc.
(NYSE:UNA);

    -- Intermec Product and Service Revenues up 13.3% to $196.5 million, year-over-year

    --  EPS $0.09, from continuing operations

    -- Intermec Operating Profit from Product and Service Revenues of $16.0 million up 31% over prior-year quarter

    -- Intermec Product and Service Operating Margins increased 15.5% over prior-year quarter

    --  Sale of Cincinnati Lamb operations completed

    UNOVA, Inc. (NYSE:UNA) today announced financial results for its fiscal first quarter which ended April 3, 2005.
    UNOVA reported first quarter revenues of $196.5 million and earnings from continuing operations of $5.4 million, or $0.09 per diluted share, compared to 2004 first quarter revenues of $193.0 million and earnings from continuing operations of $15.7 million, or $0.25 per diluted share. The prior year's first quarter includes Intellectual Property (IP) settlement revenue and operating profit of $19.7 million and $15.8 million, respectively. Including the impact of discontinued operations, the net income for the first quarter of 2005 was $3.5 million, or $0.06 per diluted share compared to net income of $10.5 million, or $0.17 per diluted share in the prior year's first quarter, respectively.
    Intermec operating profits from product and service revenues increased by 31 percent to $16.0 million for the first quarter of 2005, compared to $12.3 million for the same prior year period. Operating margins for Intermec product and service revenues were 8.2 percent in the first quarter of 2005, compared to 7.1 percent for the prior-year quarter.
    "For nearly four years now, we have achieved or exceeded the operating forecast for our Intermec operations that we provided at the beginning of each quarter," said Larry Brady, Chairman and CEO. "We are encouraged by this continuing strength and growth of our business, along with our strategic progress in repositioning our company. These results are particularly notable following the record level of shipments in the fourth quarter."
    All major Intermec product and service revenue categories achieved double digit growth over the comparable 2004 quarter. This was attributable to Systems and Solutions revenue growth of 11 percent, Services growth of 12 percent and Printer and Media growth of 16 percent over the comparable prior-year period.
    Geographically, North America revenues achieved an increase of 11 percent over the comparable prior-year period. Revenues in Europe, Mid-East and Africa (EMEA) increased 11 percent, Latin America revenues increased 34 percent and revenues in Asia Pacific increased 30 percent.
    Corporate and other expenditures of $5.9 million for the first quarter of 2005 included expense for outside resources and independent audit fees of $1.3 million related to compliance with the internal control provisions of Sarbanes-Oxley Section 404 and the year end audit. Corporate and other expenditures for the first quarter of 2004 were $3.1 million and included the reversal of a $2.0 million legal accrual due to a favorable ruling in an Intellectual Property dispute during the quarter.
    The sale of the Cincinnati Lamb operations was concluded at the end of the first quarter of 2005. The loss from discontinued operations, net of tax, for the quarter was ($1.9) million, compared to ($5.2) million in the first quarter of 2004.
    In March of 2005, the Company retired $100 million of its bonds and thus removed the cash restriction of $50 million required under the Company's credit agreements. The Company's cash and cash equivalent position at the end of the first quarter was $155.2 million.

    About UNOVA

    UNOVA is a leader in global supply chain solutions and in the development, manufacture and integration of wired and wireless automated data collection, Intellitag(R) RFID (radio frequency identification), mobile computing systems, bar code printers and label media. The company's products and services are used by customers in many industries to improve productivity, quality and responsiveness of business operations, from supply chain management and enterprise resource planning to field sales and service. www.unova.com

    (Forward-looking Statement)

    Certain forward-looking statements in this release (as defined by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934) relate to matters that are not historical facts. They include, but are not limited to, statements about the Company's ability to continue to improve profit of its business segments, reduce expenses, improve efficiency, leverage its research and development investment to drive significant future revenue, complete its divestiture of its IAS businesses and the ability to continue operational improvement and year over year growth. Such forward-looking statements involve and are dependent upon certain risks and uncertainties. These include, but are not limited to, other risks and uncertainties described more fully in the Company's filings on Form 10-K and 10-Q with the Securities and Exchange Commission.

    UNOVA, Inc.

    First Quarter Fiscal Year 2005 -- Earnings Conference Call

    UNOVA, Inc. will hold a conference call on May 4, 2005 at 5 p.m. Eastern (2 p.m. Pacific) to review financial results from its first quarter of fiscal year 2005. The call will be hosted by UNOVA Chief Executive Officer, Larry D. Brady; Chief Financial Officer, Michael E. Keane; Intermec President, Thomas O. Miller, Industrial Automation Systems President, Robert T. Smith and Kevin McCarty, UNOVA Director of Investor Relations. The dial-in number for participants is 888-889-1955 (US); 312-470-0046 (International) (Pass code is
"UNOVA").
    The call also will be broadcast live on the Internet under the investor information section of the UNOVA web site at www.unova.com.

                             UNOVA, INC.
      (Unaudited, amounts in thousands except per share amounts)

                                                      Quarter Ended
                                                   -------------------
                                                   April 3,  March 31,
                                                     2005      2004
                                                    --------  --------
    CONSOLIDATED STATEMENTS OF OPERATIONS (Preliminary)

Revenues
  Product and Service Revenues                     $196,495  $173,355
  Intellectual Property Settlements                       -    19,650
                                                    --------  --------
    Total Revenues                                  196,495   193,005

Costs and Expenses
  Cost of product and service revenues              113,633    99,470
  Cost of intellectual property settlements               -     3,857
  Selling, general and administrative                72,756    64,755
                                                    --------  --------
    Total Costs and Expenses                        186,389   168,082
                                                    --------  --------
Operating Profit From Continuing Operations          10,106    24,923
Other Income (Expense)
  Interest, net                                      (2,126)   (3,068)
  Foreign currency exchange, net                        (15)     (420)
                                                    --------  --------
    Total Other Income (Expense)                     (2,141)   (3,488)
Earnings From Continuing Operations Before Taxes      7,965    21,435
  Provision for income taxes                          2,553     5,709
                                                    --------  --------
Earnings From Continuing Operations                   5,412    15,726
  Loss from discontinued operations, net of tax      (1,932)   (5,244)
                                                    --------  --------
Net Earnings                                       $  3,480  $ 10,482
                                                    ========  ========
Basic Earnings (Loss) per Share
  Continuing operations                            $   0.09  $   0.26
  Discontinued operations                             (0.03)    (0.09)
                                                    --------  --------
    Net earnings per share                         $   0.06  $   0.17
                                                    ========  ========
Diluted Earnings (Loss) per Share
  Continuing operations                            $   0.09  $   0.25
  Discontinued operations                             (0.03)    (0.08)
                                                    --------  --------
    Net earnings per share                         $   0.06  $   0.17
                                                    ========  ========
Shares Used in Computing Earnings (Loss) per Share
  Basic                                              61,093    60,188
  Diluted                                            62,813    62,126


    SELECTED SEGMENT INFORMATION (Preliminary)

Revenues from Continuing Operations

Product Related Revenues                           $161,943  $142,606
Service and Service Related Revenues                 34,552    30,749
Intellectual Property Settlements                              19,650
                                                   ---------  --------
  Total  Revenues                                  $196,495  $193,005
                                                    ========  ========
Operating Profit (Loss) From Continuing Operations

Intermec Operating Profit                          $ 16,040  $ 28,046
Corporate and Other                                  (5,934)   (3,123)
                                                    --------  --------
  Operating Profit From Continuing Operations      $ 10,106  $ 24,923
                                                    ========  ========


                             UNOVA, INC.
              CONSOLIDATED BALANCE SHEETS (Preliminary)
                  (Unaudited, amounts in thousands)

                                                 April 3,   Dec. 31,
                                                   2005        2004
                                                 ---------  ----------
Assets

Current Assets:
  Cash and cash equivalents                     $ 155,150  $  217,899
  Restricted cash                                              50,000
  Accounts receivable, net                        162,184     157,833
  Inventories                                      93,165      80,854
  Net deferred tax assets                          58,730      81,769
  Assets held for sale                             14,196      19,748
  Current assets of discontinued operations        52,214     211,116
  Other current assets                              9,987       8,831
                                                 ---------  ----------
    Total Current Assets                          545,626     828,050

Property, Plant and Equipment, Net                 30,462      30,375
Other Intangibles, Net                              3,972       4,072
Net Deferred Tax Assets                           192,127     134,978
Long Term Assets of Discontinued Operations        20,504      21,238
Other Assets                                       59,868      53,964
                                                 ---------  ----------
Total Assets                                    $ 852,559  $1,072,677
                                                 =========  ==========
Liabilities and Shareholders' Investment

Current Liabilities:
  Accounts payable and accrued expenses         $ 176,902  $  160,001
  Payroll and related expenses                     24,510      30,077
  Current portion of long-term debt                 8,500     108,500
  Current liabilities of discontinued
   operations                                      31,327     130,257
                                                 ---------  ----------
    Total Current Liabilities                     241,239     428,835

Long-term Debt                                    100,000     100,000
Other Long-term Liabilities                        86,751      86,220
Long Term Liabilities of Discontinued
 Operations                                        12,112      46,388

Shareholders' Investment:
  Common stock                                        611         611
  Additional paid-in capital                      706,235     703,416
  Accumulated deficit                            (303,215)   (306,695)
  Accumulated other comprehensive loss              8,826      13,902
                                                 ---------  ----------
    Total Shareholders' Investment                412,457     411,234
                                                 ---------  ----------
Total Liabilities and Shareholders' Investment  $ 852,559  $1,072,677
                                                 =========  ==========

                             UNOVA, INC.
          CONSOLIDATED STATEMENT OF CASH FLOWS (Preliminary)
                  (Unaudited, amounts in thousands)
                     Quarter Ended April 3, 2005

Cash and Cash Equivalents at Beginning of Period            $ 217,899

Cash Flows from Operating Activities:
  Net earnings from continuing operations                       5,412
  Adjustments to reconcile net earnings to net cash used in
   operating activities:
      Depreciation and amortization                             2,313
      Loss on sale of business                                 34,723
      Change in net deferred tax asset                        (34,110)
      Changes in working capital and other operating
       activities                                              (8,602)
                                                             ---------
    Net Cash Used in Operating Activities of Continuing
     Operations                                                  (264)
                                                             ---------
Cash Flows from Investing Activities:
  Capital expenditures                                         (2,624)
  Other investing activities                                    6,152
                                                             ---------
    Net Cash Provided by Investing Activities of Continuing
     Operations                                                 3,528
                                                             ---------
Cash Flows from Financing Activities:
  Repayment of long-term obligations                         (100,000)
  Decrease in restricted cash                                  50,000
  Stock options exercised                                       1,269
  Other financing activities                                     (302)
                                                             ---------
    Net Cash Used in Financing Activities of Continuing
     Operations                                               (49,033)
                                                             ---------
Net Cash Used in Continuing Operations                        (45,769)
Net Cash Used in Operating Activities of Discontinued
 Operations                                                   (17,221)
Net Cash Provided by Investing Activities of Discontinued
 Operations                                                       241
                                                             ---------
Resulting Decrease in Cash and Cash Equivalents               (62,749)
                                                             ---------
Cash and Cash Equivalents at End of Period                  $ 155,150
                                                             =========


    CONTACT: UNOVA, Inc.
             Chief Financial Officer
             Michael E. Keane, 425-265-2402
             mkeane@unova.com
             or
             UNOVA, Inc.
             Director of Investor Relations
             Kevin P. McCarty, 425-265-2472
             kmccarty@unova.com